As filed with the Securities and Exchange Commission on January 17, 2008

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ESMARK INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	3312	20-8626148
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1134 Market Street

Wheeling, WV 26003

(304) 234-2400

(Address of principal executive offices) (Zip Code)

ESMARK INCORPORATED 2007 INCENTIVE COMPENSATION PLAN

WHEELING-PITTSBURGH CORPORATION 2003 MANAGEMENT STOCK INCENTIVE PLAN

(Full title of the Plans)

James P. Bouchard

Chairman and Chief Executive Officer

1134 Market Street

Wheeling, WV 26003

(304) 234-2400

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Copies to:

Scott E. Westwood, Esq.

McGuireWoods LLP

625 Liberty Avenue, 23rd Fl.

Pittsburgh, Pennsylvania

(412) 667-6000

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	3,200,000(2)	$10.90	$34,880,000	$1,370.78
Common Stock, par value $0.01 per share	352,706(3)	$10.90	$3,844,495	$151.09
Total Registration Fee	N/A	N/A	N/A	$1,521.87

(1)	Estimated in accordance with Rule 457(h) under Act, as amended, solely for the purpose of calculating the registration fee based upon the price of $10.90 per share, which represents the average high and low prices per share of the registrant’s common stock as reported on the NASDAQ Global Market on January 11, 2008.
(2)	Represents the aggregate number of shares authorized, and reserved for issuance under the Esmark Incorporated 2007 Incentive Compensation Plan.
(3)	Represents the aggregate number of shares potentially issuable pursuant to outstanding awards under the Wheeling-Pittsburgh 2003 Management Stock Incentive Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Esmark Incorporated, a Delaware corporation (the “Registrant”), in connection with the Agreement and Plan of Merger and Combination, dated March 16, 2007 and amended October 22, 2007 (the “Merger Agreement”), among the Registrant, Wheeling-Pittsburgh Corporation, a Delaware corporation (“Wheeling-Pittsburgh”), Esmark Steel Services Group, Inc., a Delaware corporation (f/k/a/ Esmark Incorporated (“ESSG”), Wales Merger Corporation (“WPC Merger Sub”), and Clayton Merger, Inc. (“Esmark Merger Sub”). In accordance with the Merger Agreement and as a result of the mergers pursuant thereto, Wheeling-Pittsburgh and ESSG became wholly-owned subsidiaries of the Company. The mergers became effective on November 27, 2007, at which time the Registrant assumed the Wheeling-Pittsburgh 2003 Management Stock Incentive Plan and the Wheeling-Pittsburgh 2003 Management Restricted Stock Plan (the “Assumed Plans”) and each outstanding award granted under the Assumed Plans.

This Registration Statement is also being filed by the Registrant to register an aggregate of 3,200,000 shares of Common Stock issuable pursuant to the Esmark Incorporated 2007 Incentive Compensation Plan (together with the Assumed Plans, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of this Registration Statement on Form S-8 (the “Registration Statement”) is omitted from this filing in accordance with the provisions of Rule 428 under the Act and the introductory note to Part I of the Registration Statement. The documents containing the information specified in Part I will be delivered to the participants in the Plan covered by this Registration Statement as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

Immediately before the completion of the mergers, the common stock of Wheeling-Pittsburgh was deemed registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). On November 27, 2007, in connection with the completion of the mergers, the Common Stock of the Registrant was registered under Section 12(b) of the Exchange Act by operation of paragraph (a) of Rule 12g-3 under the Exchange Act.

The following documents filed by Wheeling-Pittsburgh with the SEC are incorporated by reference in this registration statement:

Wheeling-Pittsburgh (SEC File No. 000-50300)	Period for or Date of Filing
Annual Report on Form 10-K, as amended by Form 10-K/A filed by Wheeling-Pittsburgh on April 30, 2007 and by Form 10-K/A filed by Wheeling-Pittsburgh on August 9, 2007	Year ended December 31, 2006
Quarterly Report on Form 10-Q	For the quarters ended March 31, 2007 (as amended by Form 10-Q/A filed October 9, 2007), June 30, 2007 (as amended by Form 10-Q/A filed October 9, 2007) and September 30, 2007

Current Reports on Form 8-K	Filed on January 12, 2007, March 16, 2007, March 22, 2007, May 14, 2007, June 15, 2007, July 2, 2007, July 20, 2007, August 14, 2007, August 17, 2007, October 26, 2007, November 5, 2007, and December 3, 2007

The following documents filed by the Registrant with the SEC are incorporated by reference in this registration statement:

Esmark Incorporated (SEC File No. 001-33851)	Period for or Date of Filing
Proxy statement /prospectus filed pursuant to Rule 424(b)(3) in connection with Registrant’s Registration Statement on Form S-4 filed with the SEC	October 30, 2007
Current Report on Form 8-K	December 3, 2007, December 7, 2007, December 26, 2007, January 4, 2008 and January 14, 2008

In addition, all documents and reports subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document which also is or is deemed to be incorporated into this registration statement modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Officers and Directors

Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents.

As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Registrant’s Amended and Restated Certificate of Incorporation, effective November 27, 2007 (the “Certificate”) includes provisions that eliminate the personal liability of its directors for monetary damages for breach of their fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the Delaware Code, or (iv) for any transactions from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Certificate states that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of being or having been a director or officer, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss reasonably incurred or suffered by such officer or director in connection therewith.

The registrant shall indemnify its directors and officers for serving the registrant in those capacities or for serving other business enterprises at the registrant’s request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

If the Delaware General Corporation Law so requires, an advancement of expenses incurred by an officer or director as stated above shall be made only upon delivery to the Registrant of an undertaking to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified for such expenses.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description
5.1	Opinion of McGuireWoods LLP with respect to the legality of the common stock registered hereby.*

10.1	Esmark Incorporated 2007 Incentive Compensation Plan Filed as Exhibit 10.1 to the Registrant’s Registration Statement on Form S-4 (File No. 333-142822) and incorporated herein by reference. **

10.2	Wheeling-Pittsburgh Corporation 2003 Management Stock Incentive Plan. Filed as Exhibit 10.6 to Wheeling-Pittsburgh Corporation’s Form 10 (File No. 000-50300) and incorporated herein by reference. **

10.3	Wheeling-Pittsburgh Corporation 2003 Management Restricted Stock Plan. Filed as Exhibit 10.7 to Wheeling-Pittsburgh Corporation’s Form 10 (File No. 000-50300) and incorporated herein by reference.**

23.1	Consent of PricewaterhouseCoopers LLP.*

23.2	Consent of Grant Thornton LLP.*

23.3	Consent of Altschuler, Melvoin and Glasser LLP.*

23.4	Consent of Maloney + Novotny LLC.*

23.5	Consent of Murray Wells Wendeln & Robinson CPAs, Inc.*

23.6	Consent of Grant Thornton LLP.*

24.1	Power of Attorney (included on the signature page to this registration statement).

*	Filed herewith.
**	Incorporated by reference

Item 9.	Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that Paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and.

(b) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The Registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

REGISTRANT SIGNATURES

Pursuant to the requirements of the Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, State of West Virginia, on January 14, 2008.

ESMARK INCORPORATED

By:	/s/ James P. Bouchard
James P. Bouchard
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of Esmark Incorporated, a Delaware corporation, do hereby constitute and appoint James P. Bouchard and Craig T. Bouchard, or either of them, the undersigned’s true and lawful attorneys and agents, with full power of substitution and re-substitution in each, to do any and all acts and things in our name and on our behalf in our respective capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either one of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act, as amended, and any rules, regulations and requirements of the SEC, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments, whether pursuant to Rule 462(b) or otherwise) hereto, and each of the undersigned does hereby ratify and confirm all that said attorneys and agents, or either one of them or any substitute, shall do or cause to be done by virtue hereof. This Power of Attorney may be executed in any number of counterparts.

Pursuant to the requirements of the Securities Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James P. Bouchard	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	January 14, 2008
James P. Bouchard

/s/ Craig T. Bouchard	Vice Chairman, President and Director	January 14, 2008
Craig T. Bouchard

/s/ Paul J. Mooney	Executive Vice President, Chief Financial Officer (Principal Accounting Officer)	January 14, 2008
Paul J. Mooney

/s/ Albert G. Adkins	Director	January 14, 2008
Albert G. Adkins

/s/ James L. Bowen	Director	January 14, 2008
James L. Bowen

/s/ Clark Burrus	Director	January 14, 2008
Clark Burrus

/s/ C. Frederick Fetterolf	Director	January 14, 2008
C. Frederick Fetterolf

/s/ James V. Koch	Director	January 14, 2008
James V. Koch

/s/ George Muñoz	Director	January 14, 2008
George Muñoz

/s/ Joseph Peduzzi	Director	January 14, 2008
Joseph Peduzzi

/s/ James A. Todd	Director	January 14, 2008
James A. Todd

/s/ Lynn R. Williams	Director	January 14, 2008
Lynn R. Williams